As filed with the Securities and Exchange Commission on December 16, 2002
                                                     Registration No. 333-73648
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact name of Registrant as specified in its charter)


New Mexico                                                           85-0019030
(State or other jurisdiction                                   (I.R.S. Employer
incorporation or organization)                              Identification No.)

                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         First Restated and Amended Public Service Company of New Mexico
                             Executive Savings Plan
                            (Full title of the Plans)

                                   Max Maerki
                Senior Vice President and Chief Financial Officer
                      Public Service Company of New Mexico
                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies To:

                                   C.L. Moore
                             Keleher & McLeod, P.A.
                             414 Silver Avenue, S.W.
                          Albuquerque, New Mexico 87103

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


                       DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement (the "Registration Statement") on Form S-8 (Registration No. 333-73648) filed on November 19, 2001 by the Public Service Company of New Mexico, a New Mexico corporation ("PNM") to register (a) unsecured obligations of PNM to pay deferred compensation in the future in accordance with the First Restated and Amended Public Service Company of New Mexico Executive Savings Plan (the "Plan") and (b) 25,000 shares of the common stock of PNM issuable pursuant to the Plan.

     On December 31, 2001, the Public Service Company of New Mexico, a New Mexico corporation ("PNM"), adopted a holding company form of organizational structure. The holding company reorganization was effected pursuant to the Agreement and Plan of Share Exchange between PNM and PNM Resources, Inc., a New Mexico corporation formerly known as Manzano Corporation ("PNM Resources"). This agreement provided for, among other things, a share exchange pursuant to which all shares of PNM common stock were exchanged on a one-for-one basis for shares of common stock of PNM Resources (the "Share Exchange"). The stockholders of PNM approved the Share Exchange on June 6, 2000, and the Share Exchange was consummated on December 31, 2001. As a result of the Share Exchange, PNM became a wholly-owned subsidiary of PNM Resources.

     This Post-Effective Amendment is being filed as a result of the Share Exchange and the subsequent adoption of the Plan by PNM Resources. Subsequent to the Share Exchange, Plan participants who elect to receive shares of stock in settlement of accounts invested in the hypothetical company stock fund will receive shares of PNM Resources common stock, rather than shares of PNM common stock. Similarly, following the Share Exchange, the performance of PNM Resources common stock is used to determine earnings and losses on the portion of Plan accounts invested in the hypothetical company stock fund. On November 27, 2002, PNM Resources adopted the Plan, was substituted for PNM as the Plan's sponsor, and assumed the unsecured obligations to pay deferred compensation to Plan participants.

     In accordance with an undertaking made by PNM in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, PNM hereby removes from registration the following registered but unsold securities: (i) the unsecured obligations to pay deferred compensation in the future to in accordance with the Plan and (ii) 25,000 shares of PNM common stock.

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on December 16, 2002.

                                         PUBLIC SERVICE COMPANY OF NEW MEXICO

                                         By:       /s/ J.E. Sterba
                                               --------------------------------
                                               J. E. Sterba, Chairman, President
                                               and Chief Executive Officer


     Pursuant to the  requirements  of the  Securities  Act,  this  Registration
Statement has been signed by the following persons in their capacities and on the dates indicated.

   Signature                  Capacity                               Date
   ---------                  --------                               ----

/s/ J. E. Sterba        Chairman, President and Chief          December 16, 2002
-------------------     Executive Officer (Principal
J. E. Sterba            Executive Officer); Director


/s/ M. H. Maerki        Senior Vice President and Chief        December 16, 2002
-------------------     Financial Officer (Principal
M. H. Maerki            Financial Officer); Director


/s/ J. R. Loyack        Vice President, Corporate Controller   December 16, 2002
-------------------     and Chief Accounting Officer
J. R. Loyack            (Principal Accounting Officer)


/s/ A. A. Cobb          Director                               December 16, 2002
-------------------
A. A. Cobb

/s/ R. J. Flynn         Director                               December 16, 2002
-------------------
R. J. Flynn

/s/ E. Padilla, Jr.     Director                               December 16, 2002
-------------------
E. Padilla, Jr.

/s/ W. J. Real          Director                               December 16, 2002
-------------------
W. J. Real